Exhibit 10.1

August 1, 2025

Mr. Emil Kaunitz
VIA EMAIL

Re: Second letter agreement regarding promissory note

Dear Emil:

This second letter agreement sets forth our agreement regarding your existing $400,000 promissory note issued in August 2021 and owed by Castellum, Inc. (“Castellum”) and one or more of its affiliates to you (the “Note”). We have agreed as follows:

Maturity extension. You have agreed to extend the maturity date of the Note to March 1, 2026, at which point the Note will amortize at $50,000 per month for eight months. The other terms of the Note are to remain unchanged.

Thank you, as always, for your strong support of Castellum.

Sincerely,

/s/ Glen R. Ives

Glen R. Ives
Chief Executive Officer

Agreed to:
EMIL KAUNITZ

/s/ Emil Kaunitz
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